STOCK PURCHASE AGREEMENT
                             ------------------------

     This STOCK PURCHASE AGREEMENT (this "Agreement") is entered into and effective as of the 19th day of November, 1999, by and among KANSAS CITY SOUTHERN INDUSTRIES, INC., a Delaware corporation ("KCSI"), STILWELL FINANCIAL, INC., a Delaware corporation ("Stilwell"), and JANUS CAPITAL CORPORATION, a Colorado corporation ("JCC").

     WHEREAS, JCC has 9,990,400 shares of common stock ("JCC Common Stock"), $.0l par value per share, issued and outstanding, of which Stilwell owns 8,202,408 shares; and

     WHEREAS, Stilwell desires to sell to JCC, and JCC desires to purchase, 192,408 shares (the "Shares") of the JCC Common Stock held by Stilwell.

     NOW, THEREFORE, in consideration of the above recitals and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

                   ARTICLE I.  PURCHASE AND SALE OF THE SHARES

     1.1. GENERAL. Subject to the terms and conditions set forth in this Agreement, at the Closing provided for in Section 2.1, JCC shall purchase from Stilwell, and Stilwell shall sell, assign, transfer, convey and deliver to JCC, the Shares, free and clear of all liens, claims and encumbrances, except as provided in Section 7.3 below.

     1.2 PURCHASE PRICE. The purchase price to be paid to Stilwell by JCC for each Share shall be equal to fifteen times the Net After Tax Earnings ("NATE") per share of JCC Common Stock issued and outstanding (computed on a fully-diluted basis in accordance with generally accepted accounting principles in effect for the applicable period ("GAAP")), calculated for the calendar year of JCC ending on December 31, 1999. NATE shall mean the net income of JCC calculated in accordance with GAAP, applied on a consistent basis, and as adjusted in the manner set forth below. For purposes of calculating NATE, adjustments for discontinued operations, cumulative effect of changes in accounting principles, extraordinary items, and prior period adjustments shall be excluded from the determination of NATE. For purposes of such calculation, no charge made to JCC by Stilwell or any affiliate of Stilwell for any services furnished to JCC by Stilwell or any such affiliate shall be taken into account unless such services have been approved by the President of JCC, which approval shall not be unreasonably withheld. If JCC files a consolidated federal income tax return with another company or group of companies, the tax rate to be applied to net earnings to determine the NATE of JCC shall be the federal income tax rate which would be applicable to JCC if no such consolidation were to have occurred. The total purchase price for all Shares is referred to hereinafter as the "Total Purchase Price" and shall be payable in immediately available funds.

                ARTICLE II.  CLOSING AND POST-CLOSING PAYMENTS

     2.1 CLOSING TIME, DATE AND PLACE. Subject to the fulfillment of all conditions set forth in this Agreement, the closing of the purchase and sale of the Shares provided for herein (the "Closing") shall be held at the offices of KCSI, 114 West Eleventh Street, Kansas City, Missouri at 10:00 a.m. local time, on January 3, 2000 (the "Closing Date"), or at such other time, date or place as the parties may agree.

2.2 CLOSING TRANSACTIONS.  At the Closing:

     (a) Stilwell shall deliver to JCC the certificates for the Shares, duly endorsed in blank, or with stock powers (reasonably satisfactory to JCC) attached duly endorsed in blank.

     (b) Stilwell and KCSI each shall deliver to JCC (i) a closing certificate referred to in Section 5.1 and (ii) such other documents relating to the purchase and sale of the Shares as JCC shall reasonably request not later than three (3) days before the Closing.

     (c) JCC shall deliver to Stilwell by wire transfer of immediately available funds (in accordance with instructions received from Stilwell given not later than three (3) days prior to the Closing), payable to Stilwell in the amount of Eighty Million Dollars ($80,000,000).

     (d) JCC shall deliver to KCSI and Stilwell (i) the closing certificate referred to in Section 6.1 and (ii) such other documents relating to the purchase and sale of the Shares as KCSI and Stilwell shall reasonably request not later than three (3) days before the Closing.

     2.3     POST CLOSING PAYMENTS.

     (a) By not later than February 15, 2000, JCC shall deliver to Stilwell by wire transfer of immediately available funds (in accordance with instructions from Stilwell), a payment equal to any excess of (i) the Total Purchase Price over (ii) $80,000,000, plus interest on such payment from the Closing Date at a rate per annum equal to the prime rate as announced from time to time by Chase Bank, New York, New York. By no later than February 10, 2000, JCC shall provide Stilwell with a detailed computation of the Total Purchase Price and thereafter shall provide such information relating thereto as Stilwell may reasonably request.

     (b) Notwithstanding the purchase and sale of the Shares contemplated herein, Stilwell shall be entitled to and shall be paid, at the same time as the other holders of JCC Common Stock, all dividends and other distributions paid by JCC after the Closing on JCC Common Stock with respect to earnings of JCC through December 31, 1999 or with respect to periods prior to and including December 31, 1999 to which Stilwell would have been entitled had it owned the Shares on the record dates for such dividends and distributions. Except as set forth in the preceding sentence, in no event shall Stilwell be entitled to any dividend or other distribution with respect to the Shares to which holders of JCC Common Stock are entitled to due to their ownership of JCC Common Stock on a record date after the Closing Date.

                 ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF
                                  KCSI AND STILWELL

     KCSI and Stilwell, individually and collectively, hereby represent and warrant to JCC as follows:

     3.1 STOCK OWNERSHIP. The Shares owned by Stilwell are not subject to, nor collateral for, any pledge, loan or other agreement, and Stilwell is the lawful owner of, and has full right, title and interest in and to, the Shares, free and clear of all liens, claims and encumbrances, and Stilwell has full power and authority to transfer such Shares to JCC as contemplated in this Agreement.

     3.2 AUTHORIZATION. The execution, delivery and performance of this Agreement by KCSI and Stilwell have been duly and validly authorized by all necessary action on the part of KCSI and Stilwell, and this Agreement is a valid and binding obligation upon KCSI and Stilwell, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium and other laws affecting the enforcement of creditors' rights generally and except to the extent enforcement may be limited by general equitable principles (regardless of whether enforcement is sought at law or in equity).

     3.3 NO VIOLATIONS, CONFLICTS OR DEFAULTS. Neither the execution nor the delivery or performance of this Agreement will (i) violate or conflict with, or result in a breach of any provisions of, either KCSI or Stilwell's Certificate of Incorporation or Bylaws, or constitute a material default under, or result in the termination of, any note, bond, mortgage, indenture, deed of trust, license, agreement, or other instrument or obligation to which either KCSI or Stilwell is a party, which default or termination would have a material adverse effect on the business or financial condition of either KCSI or Stilwell, (ii) violate any order, writ, injunction or decree applicable to either KCSI or Stilwell, or (iii) violate any applicable law or any order, rule or regulation of any regulatory or governmental authority having jurisdiction over KCSI or Stilwell.

     3.4 FINDER'S FEE. Neither KCSI nor Stilwell have entered into any agreement, arrangement or understanding with any person or firm which will result in an obligation of JCC to pay any finder's fee, brokerage commission, or similar payment in connection with the transactions contemplated by this Agreement.

     3.5     SURVIVAL.  The representations and warranties contained in this
Article III shall survive the Closing and remain in effect for a period of five (5) years from the Closing Date.

             ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF JCC

     JCC hereby represents and warrants to KCSI and Stilwell as follows:

     4.1 AUTHORIZATION. The execution, delivery and performance of this Agreement by JCC have been duly and validly authorized and approved by all necessary action on its part, and this Agreement is a valid and binding obligation upon JCC, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium and other laws affecting the enforcement of creditors' rights generally and except to the extent enforcement may be limited by general equitable principles (regardless of whether enforcement is sought at law or in equity).

     4.2 NO VIOLATIONS, CONFLICTS OR DEFAULTS. Neither the execution nor the delivery or performance by JCC of this Agreement will (i) violate or conflict with, or result in a breach of any provisions of, JCC's Articles of Incorporation or Bylaws or constitute a material default under, or result in the termination of, any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument or obligation to which JCC is a party, which default or termination would have a material adverse effect on JCC's business or financial condition, (ii) violate any order, writ, injunction or decree applicable to JCC, or (iii) violate any applicable law or any order, rule, or regulation of any regulatory or governmental authority having jurisdiction over JCC.

     4.3 FINDER'S FEE. JCC has not entered into and will not enter into any agreement, arrangement or understanding with any person or firm which will result in an obligation of either KCSI, Stilwell or JCC to pay any finder's fee, brokerage commission, or similar payment in connection with the transactions contemplated by this Agreement.

     4.4     SURVIVAL.  The representations and warranties contained in this
Article IV shall survive the Closing and remain in effect for a period of five (5) years from the Closing Date.

               ARTICLE V.  CONDITIONS TO CLOSING OBLIGATIONS OF JCC

     The obligation of JCC under this Agreement to purchase the Shares as set forth in Sections 1.1 and 1.2 hereof shall be subject to the fulfillment on or prior to the Closing of each of the following conditions:

     5.1 TRUTH AND CORRECTNESS OF REPRESENTATIONS AND WARRANTIES The representations and warranties of KCSI and Stilwell contained in this Agreement shall be true and correct in all material respects at the Closing Date as if made on and as of that date. KCSI and Stilwell shall have performed and complied with all of the material agreements, covenants and conditions required by this Agreement to be performed and complied with by them on or prior to the Closing. JCC shall have been furnished at the Closing with individual certificates dated the Closing Date in the form attached hereto as EXHIBIT A, signed by the respective President or a Vice President of KCSI and Stilwell, certifying to the best of their knowledge the fulfillment of the foregoing conditions.

     5.2 LITIGATION OR PROCEEDINGS. There shall not have been instituted any suit, action or proceeding seeking to restrain or invalidate the transactions contemplated by this Agreement, or seeking damages from or to impose obligations upon either JCC, KCSI or Stilwell which would have a material adverse effect on any of them.

     5.3 DELIVERY OF CERTIFICATES. At the Closing, Stilwell shall deliver to JCC the certificates for the Shares, free and clear of all liens, claims and encumbrances, except as provided in Section 7.3 below.

              ARTICLE VI.  CONDITIONS TO CLOSING OBLIGATIONS OF
                                KCSI AND STILWELL

     The obligations of Stilwell under this Agreement to sell the Shares as set forth in Sections 1.1 and 1.2 hereof shall be subject to the fulfillment on or prior to the Closing of each of the following conditions:

     6.1 TRUTH AND CORRECTNESS OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of JCC contained in this Agreement shall be true and correct in all material respects at the Closing Date as if made on and as of that date. JCC shall have performed and complied with all of the material agreements, covenants and conditions required by this Agreement to be performed and complied with by it on or prior to the Closing. KCSI and Stilwell shall have been furnished at the Closing with a certificate dated the Closing Date in the form attached hereto as EXHIBIT B, signed by the President or a Vice President of JCC, certifying to the best of his knowledge the fulfillment of the foregoing conditions.

     6.2 LITIGATION OR PROCEEDINGS. There shall not have been instituted any action, suit or proceeding seeking to restrain or invalidate the transactions contemplated by this Agreement or seeking damages from or to impose obligations upon either KCSI or Stilwell which would have a material adverse effect on either of them.

     6.3 PAYMENT FOR SHARES BEING SOLD. JCC shall deliver to Stilwell its payment of Eighty Million Dollars ($80,000,000).

                      ARTICLE VII.  OTHER AGREEMENTS

     7.1 WAIVER OF CERTAIN RIGHTS. Except as provided in EXHIBIT C or in any stock option agreement referred to in Section 7.3, Stilwell and KCSI, individually and collectively, hereby relinquish and waive any rights of first refusal, other rights to purchase the Shares, and all other consents or approvals with respect to any transfer, reissuance or grant of the Shares after the Closing Date, as may exist in stock purchase agreements, restricted stock agreements or other agreements applicable to the Shares.

     7.2 LIMITATION ON OTHER COMPENSATION PLANS. JCC agrees that so long as the Shares or other shares of JCC Common Stock are available for sale or grant to JCC employees or officers by the JCC Board of Directors and Compensation Committee, it shall not award, issue or grant stock appreciation rights or phantom stock or any similar rights that provide compensation to JCC Employees (defined below) based upon, in whole or in part, changes in the value of JCC Common Stock.

     7.3     TRANSFERS OF THE SHARES TO JCC EMPLOYEES.  Subject to Section
7.1 above, the parties agree that the Shares shall, when reissued by JCC, be reissued or granted solely to then current officers or employees of JCC or its wholly-owned subsidiaries (collectively, "JCC Employees") who are approved by the JCC Board of Directors and Compensation Committee. Except as set forth herein or pursuant to applicable law or regulations, JCC shall have the unrestricted right to grant or sell any of the Shares to JCC Employees, as approved by the JCC Board of Directors and Compensation Committee. All sales and grants of the Shares to JCC Employees shall be made only if, before or contemporaneously with such sale or grant, the purchasing or grantee employee (the "Grantee") executes, and only pursuant to the terms and conditions of, a Restricted Stock Agreement in the form attached hereto as EXHIBIT C ("Restricted Stock Agreement") or a stock option agreement with terms and provisions identical to Exhibit C except only to the extent changes are required to reflect a stock option rather than a stock grant ("Stock Option Agreement"). Stilwell hereby agrees to promptly endorse and execute individual Restricted Stock Agreements and Stock Option Agreements for each Grantee in connection with the transactions contemplated in this Section 7.3.

     7.4 REMEDIES. JCC acknowledges and agrees that a breach or threatened breach by JCC of the provisions of Sections 7.2 or 7.3 of this Agreement will cause Stilwell irreparable injury and damage which cannot be reasonably or adequately compensated in monetary damages, and therefore expressly agrees that Stilwell shall be entitled to injunctive and other equitable relief (without posting a bond or other security) to prevent or end a breach of Sections 7.2 or 7.3 or to secure the enforcement of Sections 7.2 or 7.3, in addition to any other remedy to which Stilwell may be entitled. Any and all of Stilwell's remedies for the breach of Sections 7.2 or 7.3 shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any and all other remedies to which Stilwell may be entitled.

                     ARTICLE VIII.  MISCELLANEOUS

     8.1 NOTICE. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been fully given if delivered by hand or mailed by registered or certified mail, postage prepaid, return receipt requested to the respective parties at the following addresses:

     (a)     If to JCC:          Janus Capital Corporation
                                 100 Fillmore Street
                                 Denver, Colorado  80206
                                 Attention:  President

     with copies to:             General Counsel
                                 Janus Capital Corporation
                                 100 Fillmore Street
                                 Denver, Colorado  80206

     (b)     If to KCSI:         Kansas City Southern Industries, Inc.
                                 114 West Eleventh Street
                                 Kansas City, Missouri  64105
                                 Attention:  President

     with copies to:             John F. Marvin, Esq.
                                 Sonnenschein Nath & Rosenthal
                                 4520 Main Street, Suite 1100
                                 Kansas City, Missouri  64111

     (c)    If to Stilwell:      Stilwell Financial, Inc.
                                 114 West Eleventh Street
                                 Kansas City, Missouri  64105
                                 Attention:  President

     with copies to:             John F. Marvin, Esq.
                                 Sonnenschein Nath & Rosenthal
                                 4520 Main Street, Suite 1100
                                 Kansas City, Missouri  64111

or to any other address or person as may hereafter be specified by notice given by any of the above for themselves to the others.

     8.2 NONASSIGNABILITY, BINDING EFFECT. The provisions of this Agreement shall inure solely to the benefit of and be binding upon the parties hereto and their respective successors. This Agreement shall not be assignable by the parties hereto, except upon the written consent of the parties hereto.

     8.3 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with the laws of the State of Colorado without giving effect to the provisions thereof relating to conflicts of law.

     8.4 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

     8.5 WAIVER. No delay or omission by any party in exercising any right provided in this Agreement shall impair any such right or be construed to be a waiver thereof, unless such waiver is in writing and signed by each party. A written waiver by any party of any of the obligations of or agreements to be performed by, any other party shall not be construed to be a waiver of any succeeding rights or of any other obligations or agreements contained in this Agreement.

     8.6 MODIFICATIONS. No alteration, modification or change of this Agreement shall be valid unless made in a writing executed by the parties hereto.

     8.7 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.8 ENTIRE AGREEMENT. This Agreement and the Exhibits hereto contain the entire Agreement of the parties with respect to the subject matter hereof, and except as otherwise provided herein, supersede all previous negotiations, commitments and writings with respect to the subject matter hereof.

     8.9 USE OF PRONOUNS. Pronouns used in this Agreement in the masculine form shall be deemed to include the feminine form of pronoun.

     8.10 SEVERABILITY. In the event any term or provision of this Agreement shall be held invalid, illegal or unenforceable, the remaining terms hereof shall remain in full force and effect to the fullest extent permitted by law.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                            KANSAS CITY SOUTHERN INDUSTRIES, INC.


                            By:  /s/ L. H. Rowland
                                 -------------------------------------
                                 Landon H. Rowland, President


                            STILWELL FINANCIAL, INC.

                            By:  /s/ Joseph D. Monello
                                 ------------------------------------
                                 Joseph D. Monello, Executive Vice
                                  President


                           JANUS CAPITAL CORPORATION

                            By:  /s/ Thomas H. Bailey
                                ---------------------------------------
                                Thomas H. Bailey, President

                                    EXHIBIT A
      [STILWELL FINANCIAL, INC./KANSAS CITY SOUTHERN INDUSTRIES, INC.]

                              OFFICER'S CERTIFICATE

     Pursuant to Section 5.1 of the Stock Purchase Agreement, dated November 19, 1999 (the "Agreement"), among Janus Capital Corporation, a Colorado corporation, Kansas City Southern Industries, Inc., a Delaware corporation ("KCSI"), and Stilwell Financial Inc., a Delaware corporation ("Stilwell"), the undersigned hereby certifies as follows. Capitalized terms used herein are defined in the Agreement.

     1. I am a duly elected and acting officer of [KCSI/Stilwell] and hold the office set forth beside my name below.

     2. To the best of my knowledge, the representations and warranties of [KCSI/Stilwell] set forth in Article III of the Agreement are accurate in all material respects on and as of the date hereof as though made on and as of this date, except for any changes resulting from activities or transactions which may have taken place after the date of the Agreement which were expressly permitted by the Agreement or which are not expressly prohibited by the Agreement. To the best of my knowledge, [KCSI/Stilwell] has performed and complied with all of the material agreements, covenants and conditions required by the Agreement to be performed and complied with by [KCSI/Stilwell] on or prior to the Closing.

     IN WITNESS WHEREOF, the undersigned has executed this certificate on this ____ day of ______, 1999.


                              ---------------------------------------

                              Title:
                                    ---------------------------------

                                 EXHIBIT B

                        JANUS CAPITAL CORPORATION

                          OFFICER'S CERTIFICATE

     Pursuant to Section 6.1 of the Stock Purchase Agreement, dated November 19, 1999 (the "Agreement"), among Janus Capital Corporation, a Colorado corporation ("JCC"), Kansas City Southern Industries, Inc., a Delaware corporation, and Stilwell Financial Inc., a Delaware corporation, the undersigned hereby certifies as follows. Capitalized terms used herein are defined in the Agreement.

     1. I am a duly elected and acting officer of JCC and hold the office set forth beside my name below.

     2. To the best of my knowledge, the representations and warranties of JCC set forth in Article IV of the Agreement are accurate in all material respects on and as of the date hereof as though made on and as of this date, except for any changes resulting from activities or transactions which may have taken place after the date of the Agreement which were expressly permitted by the Agreement or which are not expressly prohibited by the Agreement. To the best of my knowledge, JCC has performed and complied with all of the material agreements, covenants and conditions required by the Agreement to be performed and complied with by JCC on or prior to the Closing.

     IN WITNESS WHEREOF, the undersigned has executed this certificate on this ___ day of _____________, 1999.


                              -------------------------------------

                              Title:
                                    -------------------------------

                                   EXHIBIT C

                          RESTRICTED STOCK AGREEMENT

     THIS RESTRICTED STOCK AGREEMENT ("Agreement") is made as of the ___day of _____, ____ between Janus Capital Corporation, a Colorado corporation (the "Company"), Stilwell Financial Inc., a Delaware corporation (" Stilwell"), and __________, an employee of the Company ("Employee").

     The Company desires to provide Employee with an added incentive to continue his services to the Company, and through a proprietary interest, to increase the Employee's participation in the success of the Company; thus, in consideration of the mutual covenants set forth below and for other good and valuable consideration, the parties agree to the following:

1.     DEFINITIONS.   The following terms in this Agreement shall have the
following meanings:

     a. "Affiliate" shall mean any person or entity which directly or indirectly controls, is controlled by, or is under common control with another. Control shall mean beneficial ownership of 50% or more of the outstanding voting securities or other ownership interests.

     b.     "Date of Grant" shall mean _______ __, ____.

2.     ISSUANCE OF RESTRICTED STOCK.   Subject to the terms and conditions
set forth below, the Company grants and issues to Employee, as additional compensation for services, and Employee accepts from the Company, a total of ________ shares (the "Shares") of the Common Stock of the Company, par value $.01 per share (the "Common Stock").

3.     VESTING PERIOD OF RESTRICTED STOCK.   The Shares shall be subject to
the restrictions set forth in Section 5 until such time as the Shares have become vested. After the Shares have become vested, the Shares shall be subject to the restrictions set forth in Section 11. Except as provided in
Section 4, the Shares shall become fully vested on the tenth anniversary of the Date of Grant (the "Vesting Date"), provided that Employee has been in the continuous employ of the Company or an Affiliate of the Company through such Vesting Date. A temporary leave of absence approved by the Company in writing shall not be deemed to then be a termination of employment.

4.     ACCELERATION OF VESTING.

     a. Twenty percent of the total number of Shares granted under this Agreement on the Date of Grant shall become fully vested on January 1 of each calendar year, beginning with January 1, ____, if during the preceding calendar year sixty percent of the individual funds (except for money market funds) included in the Janus Investment Fund finish in the top 40th percentile of their applicable Lipper rankings (an A or B ranking). A fund must be in existence for an entire calendar year to be included in the count.

     b. Twenty percent of the total number of Shares granted under this Agreement on the Date of Grant shall become fully vested upon the earliest of the date prior to _____ __, ____ that: (I) neither Thomas H. Bailey ("THB") nor James P. Craig ("JPC") nor an individual mutually agreed upon in writing by THB and the Board of Directors of the Company serves as Chief Executive Officer of the Company, or (II) THB no longer has the right to select a majority of the Board of Directors of the Company pursuant to Article XI of the Stock Purchase Agreement dated April 13, 1984, as amended, among Kansas City Southern Industries, Inc., Thomas H. Bailey and Michael Stolper, as assigned to Stilwell.

     c. All unvested Shares shall become fully vested upon a Change in Control of the Company as defined in Section 4.d.

     d. Except as provided below, a "Change in Control of the Company" shall be deemed to have occurred:

          i. On the date that Stilwell determines to sell its shares of the Company as described in Section 11e.i. (including via a tax-free transaction) or there is a Change in Control of Stilwell as described in
Section 11e.iv.;

          ii. On the date that the stockholder(s) of the Company approve a merger or consolidation of the Company with another corporation as a result of which the persons and entities who are stockholders of the Company immediately prior to such merger or consolidation no longer own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation; or

          iii. On the effective date of any sale, exchange or other disposition of greater than 50% in fair market value of the Company's assets, other than in the ordinary course of business or to an Affiliate, whether in a single transaction or a series of related transactions.

None of the events described in Section 4.(d) above shall be a "Change in Control of the Company" if approved by: (a) THB or JPC acting as Chief Executive Officer of the Company, or (b) if neither THB nor JPC is Chief Executive Officer of the Company, a majority of those employee-shareholders still employed by the Company immediately prior to the transaction, who individually own at least 1,000 shares, Vested or Unvested (as defined below).

5.     RESTRICTIONS ON UNVESTED SHARES.

     a. Shares which have not yet vested as set forth in Sections 3 and 4 (the "Unvested Shares") shall not be sold, assigned, pledged, or otherwise transferred or encumbered, whether voluntarily, involuntarily, or by operation of law. Any attempt to sell, assign, pledge, transfer or encumber the Unvested Shares or any levy, attachment or similar process upon the Unvested Shares, shall be null and void. The Company shall not recognize or give effect to any such transfers or encumbrances on its books and records or recognize the person or persons to whom such purported transfer has been made as the legal or beneficial owner of the Unvested Shares.

     b. Unvested Shares shall be forfeited to the Company without payment upon termination of Employee's employment with the Company for any reason (including death or disability of Employee, as defined in the Janus Resource Guide, as amended (the "Resource Guide"). In the event of death or disability, the Company may, in its sole discretion, waive in whole or in part this forfeiture. However, in no event shall Unvested Shares be forfeited to the Company without payment if Employee's employment is terminated by the Company without cause.

6. DEPOSIT OF CERTIFICATES. The stock certificate or certificates representing the Unvested Shares shall be registered in the name of Employee but shall remain in the custody of the Company. Employee shall deposit with the Company stock powers or other instruments of assignment, each endorsed in blank, so as to permit retransfer to the Company of all or a portion of the Unvested Shares that may be forfeited in accordance with this Agreement. As soon as practicable after the Shares vest, and subject to the provisions of Sections 9 and 11, the Company shall deliver to Employee a stock certificate registered in Employee's name.

7. EMPLOYMENT OF EMPLOYEE. Nothing in this Agreement shall be construed as amending an employment contract with the Employee or constituting a commitment, guaranty, agreement, or understanding of any kind or nature that the Company shall continue to employ Employee. This Agreement shall not affect in any way the right of the Company to terminate the employment of Employee at any time.

8. CHANGES IN CAPITAL STRUCTURE OF THE COMPANY. Any additional securities or other property issued to Employee as a result of any adjustments to the Company's Common Stock shall continue to be subject to the terms of this Agreement to the same extent as the Shares giving rise to the right to receive such additional securities or other property.

9.     WITHHOLDING.   Employee shall reimburse the Company, in cash or by
certified or bank cashier's check, on or before (i) the making of an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, or (ii) the vesting of any Unvested Shares, for any federal, state or local taxes required by law to be withheld. The Company shall have the right to deduct from any salary or other payments to be made to Employee any federal, state or local taxes required by law to be so withheld. The Company's obligation to deliver a certificate representing the Shares following vesting shall be subject to the payment by Employee of any applicable federal, state and local withholding tax.

10. RIGHTS OF SHAREHOLDER. Subject to the terms and provisions of this Agreement, Employee shall have all the rights of a shareholder of the Company with respect to the Shares, including the right to vote the Shares and to receive all cash dividends or, subject to Section 10, other distributions paid or made with respect to the Shares, except that Employee shall have no right to dividends which are calculated with respect to earnings of the Company for periods prior to the Date of Grant.

11. RESTRICTIONS ON VESTED SHARES. Any Shares which are vested (the "Vested Shares") shall be subject to the restrictions set forth in this
Section 11, rather than the restrictions set forth in Sections 5 and 6.

     a. OPTION TO PURCHASE SHARES UPON DEATH, DISABILITY, RETIREMENT, OR TERMINATION OF EMPLOYMENT OF EMPLOYEE.

          i. The Company shall have an option to purchase the Vested Shares (whether the Vested Shares are then owned by Employee or by Employee's estate, beneficiaries, or successor) at the price determined under Section 11(a)(iii) if Employee dies, becomes disabled, or retires, or if Employee's employment with the Company terminates for any other reason. For purposes of this section, Employee's employment with the Company will be considered to have terminated if Employee is no longer employed by the Company or an Affiliate of the Company. A temporary leave of absence approved by the Company in writing shall not be deemed to then be a termination of employment with the Company.

          ii. The Company may exercise its option to purchase the Vested Shares, in whole or in part, at any time within 60 days after the date on which Employee's employment with the Company terminates. The Company shall exercise its option to purchase the Vested Shares, in whole or in part, by providing written notice to the owner or owners of the Vested Shares of the Company's election to exercise its option to purchase the Vested Shares.
Such written notice shall specify the date, time, and place at which the closing of the purchase shall take place. On the specified closing date, the Company shall purchase and the owner or owners of the Vested Shares shall sell the Vested Shares, at the purchase price specified in Section 11(a)(iii).

          iii. For purposes of this Section 11(a), the purchase price for the Vested Shares shall be the fair market value of such Shares as of the date of termination of employment, as determined in accordance with Section 11(d) of this Agreement. In addition, the purchase price for such Shares shall be increased by an amount equal to the estimated unpaid dividend amount with respect to such Shares (determined by the chief financial officer of the Company and subject to review by the Committee (defined below)) as of the date of Employee's termination of employment.

           iv. If the Company does not exercise its option to purchase the Vested Shares in accordance with Section 11(a)(ii), the remaining shareholders of the Company other than Stilwell shall have an option to purchase the Vested Shares in accordance with the provisions of Section 11(b)(ii) as if the Employee had proposed to sell or otherwise dispose of the Vested Shares. The purchase price for such Shares shall be determined in accordance with Section 11(a)(iii) of this Agreement. If any Shares remain unpurchased after completion of the process described in Section 11(b)(ii), Stilwell shall have the right to purchase such Shares for a period of thirty
(30) days after the Section 11(b)(ii) process is completed. Stilwell may exercise its option in the same manner as the Company's option may be exercised under Section 11(a)(ii).

          v. For purposes of this Section 11(a), whether Employee is disabled shall be defined by the Resource Guide.

          vi. The option to purchase Shares granted in this Section 11(a) shall continue to apply to the Vested Shares in the hands of any person (other than the Company) who acquires the Vested Shares from Employee or from Employee's estate or beneficiaries or from any successor to Employee or Employee's estate or beneficiaries.

     b.     RIGHT OF FIRST REFUSAL.

          i. If at any time after the date of this Agreement, Employee wishes to sell or otherwise dispose of (including disposition by assignment, pledge, gift, transfer, encumbrance, or other disposition, but excluding a transfer by will or the laws of descent and distribution upon the death of Employee) any of the Vested Shares, Employee shall first make a written offer to sell such Shares to the Company in accordance with this Section 11(b). Such written offer shall be irrevocable and shall remain open for at least 30 days after the date on which the Company receives the written offer and the written description and other documents described below. In connection with the offer, Employee shall provide to the Company a written description of the terms under which Employee intends to sell or otherwise dispose of the Vested Shares, which written description shall include the name of the person or persons who will acquire the Vested Shares, the terms of such acquisition (including the price to be paid for such Shares), the number of Shares to be sold or otherwise disposed of, and all other material terms and conditions of such transfer. Employee shall include with such written description a copy of any written offer by the person or persons who will acquire the Vested Shares and a copy of any written agreement between such person or persons and Employee relating to the transfer of the Vested Shares. Within 30 days after receipt of Employee's written offer and the written description and other documents described above, the Company may elect to purchase all or any portion of the Vested Shares that Employee wishes to sell or otherwise dispose of. The purchase price for such Shares shall be whichever of the following that the Company elects:

               (A) the purchase price specified in the written description of the proposed transfer provided to the Company by Employee in accordance with this Section 11(b)(i); or

               (B)     the purchase price determined in accordance with
Section 11(a)(iii) of this Agreement.

           ii. If within 30 days after Employee has offered Shares to the Company pursuant to Section 11(b)(i) of this Agreement, the Company has not accepted the offer with respect to all of the offered Shares, Employee shall make a written offer to sell the remaining Shares that Employee wishes to sell or otherwise dispose of to the remaining shareholders of the Company other than Stilwell. Such written offer shall be irrevocable, shall remain open for as long as is necessary to complete all rounds of the right of first refusal process described in this Section 11(b)(ii), and shall comply with all of the requirements set forth in Section 11(b)(i) of this Agreement, including the provisions of that section relating to the purchase price to be paid upon acceptance of the offer. Within 30 days after receipt of Employee's written offer and the written description and other documents described in Section 11(b)(i), each remaining shareholder of the Company other than Stilwell may elect to purchase all or any portion of a number of the Vested Shares offered that bears the same proportion to the total number of the Vested Shares offered that such remaining shareholder's holding in the Company at the time of the offer bears to the holdings of all remaining shareholders at the time of the offer. If any remaining shareholder to whom an offer is made pursuant to this Section 11(b)(ii) fails to submit a written acceptance within the 30 day acceptance period or submits a written refusal of the offer with respect to all of the Vested Shares offered to such remaining shareholder, such failure or written refusal shall be deemed a rejection and refusal of the offer. Within 10 days after receipt of the written refusal or the deemed refusal of such Shares, each other remaining shareholder who elected to purchase all of the Vested Shares offered to such remaining shareholder in the initial offer under this Section 11(b)(ii) (the "Accepting Shareholders"), may elect to purchase a number of such refused Shares that bears the same proportion to the total number of such refused Shares that the Accepting Shareholder's holding in the Company at the time of the offer bears to the holdings of all Accepting Shareholders at the time of the offer. If any Accepting Shareholder does not accept the offer to purchase refused Shares with respect to all of the refused Shares offered to such Accepting Shareholder, the process of offering such refused Shares to Accepting Shareholders described in the preceding two sentences shall be repeated, with only those Accepting Shareholders who purchased all of the refused Shares offered to such Accepting Shareholders being considered Accepting Shareholders for purposes of the next round of offers. The process of offering refused Shares from one round of offers to Accepting Shareholders in that round shall be repeated until all Shares offered under this Section 11(b)(ii) have been purchased or until each Accepting Shareholder in a particular round declines to acquire all Shares offered to such Accepting Shareholder in that round.

          iii. If not all the offered Shares have been purchased after completion of the process described in Section 11(b)(ii), Stilwell shall have the right for a period of thirty (30) days after the completion of such process to purchase any remaining Shares on the same terms as the Company had the right to purchase such Shares under Section 11(b)(i).

           iv. Any waiver by the Company or by any shareholder of the Company of the right of first refusal with respect to any transfer of Shares shall apply only to the specific transfer described in the written description provided by Employee in accordance with this Section 11(b), and shall not apply to any other proposal by Employee to transfer other Shares or to any other proposal by Employee or Employee's successor to transfer the same Shares. The right of first refusal set forth in this Section 11(b) shall continue to apply to the Vested Shares in the hands of Employee's estate or beneficiaries or in the hands of any other person (other than the Company) who acquires the Vested Shares from Employee or from Employee's estate, beneficiaries, or successor (whether such acquisition is the result of the exercise of the right of first refusal set forth in this Section 11(b) or occurs after the Company and all remaining shareholders have waived the right of first refusal). Any waiver by the Company of the right of first refusal set forth in this Section 11(b) with respect to any transfer of Shares shall not constitute a waiver of the Company's option to purchase such Shares granted in Section 11(a) of this Agreement, and any such Shares shall remain subject to the Company's option to purchase Shares, as set forth in
Section 11(a) of this Agreement, in the hands of any person (other than the Company) who acquires the Vested Shares from Employee or from Employee's estate, beneficiaries, or successor (whether such acquisition is the result of the exercise of the right of first refusal set forth in this Section 11(b) or occurs after the Company and all remaining shareholders have waived the right of first refusal).

     c.     REPRESENTATIONS AND WARRANTIES; CLOSING OF PURCHASE OF SHARES.
In connection with any sale of Shares in accordance with Sections 11(a), (b) or (e) of this Agreement, the seller shall represent and warrant to the purchaser that, as of the date of closing of such sale, the Vested Shares being sold by the seller are not subject to, nor collateral for, any pledge, loan or other agreement, and the seller is the lawful owner of, and has full right, title and interest in and to, the Vested Shares being sold, free and clear of all liens, claims and encumbrances, and the seller has full power and authority to transfer such Shares to the purchaser. At such closing, the seller shall sell, assign, transfer and deliver to the purchaser such Shares being sold, free and clear of all liens, claims and encumbrances, and the purchaser shall deliver payment for such Shares to the seller in immediately available funds. The closing of any sale of Shares under Sections 11(a) or
(b) of this Agreement shall occur at such time and place as the purchaser shall specify, but in any event within 30 days after the later of: (i) the date of the exercise of the option set forth in Section 11(a) or the last offer of Shares set forth in Section 11(b), as the case may be, or (ii) the determination of fair market value per Share (if applicable) as set forth in
Section 11(d) of this Agreement.

     d.     DETERMINATION OF FAIR MARKET VALUE.

          i. For purposes of this Agreement, the fair market value of the Vested Shares is the expected price at which such Shares would be exchanged between a willing buyer and a willing seller, both being reasonably informed of the factors affecting value and with neither being under adverse compulsion to act. For purposes of this Agreement, unless Section 11(d)(ii) applies, the fair market value of each Share shall be equal to fifteen times the Net After Tax Earnings ("NATE") per share of Common Stock of the Company issued and outstanding (computed on a fully-diluted basis in accordance with generally accepted accounting principles in effect for the applicable period ("GAAP")), calculated for the last four complete rolling calendar quarters of the Company ended immediately prior to the date as of which the fair market value is being determined. NATE shall mean the net income of the Company calculated in accordance with GAAP, applied on a consistent basis, and as adjusted in the manner set forth below. For purposes of calculating NATE, adjustments for discontinued operations, cumulative effect of changes in accounting principles, extraordinary items, and prior period adjustments shall be excluded from the determination of NATE. For purposes of such calculation, no charge made to the Company by Stilwell or any Affiliate of Stilwell for any services furnished to the Company by Stilwell or any such Affiliate shall be taken into account unless such services have been approved by the President of the Company, which approval shall not be unreasonably withheld. If the Company files a consolidated federal income tax return with another company or group of companies, the tax rate to be applied to net earnings to determine the NATE of the Company shall be the federal income tax rate which would be applicable to the Company if no such consolidation were to have occurred.

          ii. If the purchaser of any Shares sold under this Section 11 is the Company or Stilwell, and for any reason the seller or the purchaser does not agree that the purchase price per Share determined under Section 11(d)(i) is representative of the fair market value per Share as of the date of termination of employment or the date such offer of Shares is made, then such party questioning the fair market value per Share (the "electing party") shall submit to the non-electing party a list of five independent appraisers. The non-electing party shall select three independent appraisers from such list. The selected appraisers shall each submit a value per Share for the Shares being sold, based on the total value of the JCC common stock, an appropriate multiple of the NATE per share of JCC common stock, calculated for the applicable period, and such other factors as each such appraiser considers appropriate. The fair market value per Share for such Shares shall be calculated, pursuant to this Section 11(d)(ii), as the average of the three submitted values; provided, that in the event both the seller and the purchaser are electing parties, the procedure set forth hereinabove shall be followed by each of the seller and the purchaser to determine such average value on behalf of each of the seller and the purchaser, and the fair market value per Share for such Shares in such event shall be calculated, pursuant to this Section 11(d), as the average of such two determinations. Such applicable calculation shall be final, binding and conclusive upon the parties. For purposes hereof, an "independent appraiser" is one who is engaged in a regional or national practice of valuing securities in the United States, and who has had no substantial prior business dealings with THB, JCC, Stilwell or the seller; provided that with respect to JCC, "independent appraiser" shall not exclude anyone acting solely as an executing or introductory broker for JCC in the ordinary course of JCC's business as an investment manager. The costs and fees of such appraisers selected from the list submitted by the electing party (which fees shall be negotiated by the non-electing party) shall be paid by such electing party.

     e.     Other Transfers Upon Sale By Or Change In Control Of Stilwell.
            -------------------------------------------------------------

          i. If Stilwell determines to sell its shares of Company Common Stock for cash, stock or other consideration ("Sale of the Company"), and such sale reduces its ownership of the Company to less than 20% of the voting stock of the Company, Stilwell shall, upon such determination, give prompt written notice to Employee of such determination. Employee shall at Stilwell's request, sell his Shares which are subject to this Agreement to Stilwell or to Stilwell's designee at the price set forth in Section 11(e)(iii) below. Such sale shall occur at such time and place and in such manner as Stilwell shall reasonably request; provided such sale shall not occur prior to the time Stilwell sells all or a majority of its shares of the Company Common Stock as set forth in this paragraph.

          ii. If Stilwell does not request that Employee sell his Shares as set forth in Section 11(e)(i) above, Employee may, with respect to the Vested Shares that are subject to this Agreement, require Stilwell to purchase all such Shares held by Employee, or require Stilwell to cause the Employee to be included as a seller in the Sale of the Company at the price set forth in Section 11(e)(iii) below and on the other terms agreed to by the parties to such sale. If Employee exercises such right, Stilwell shall determine which alternative applies. Employee may exercise such right by giving written notice to Stilwell within 30 days after Employee receives notice from Stilwell of Stilwell's determination to enter into a Sale of the Company.

          iii. The purchase price under this section shall be the greater of:

                  (A) the fair market value of such Shares for the last four complete calendar quarters of the Company ended immediately prior to such notice by Stilwell, as determined in accordance with Section 11(d)(i) of this Agreement and without reference to Section 11(d)(ii) of this Agreement, or

                  (B) the per share consideration to be received by Stilwell for the Sale of the Company.

          iv. If there is a Change in Control of Stilwell (as defined below) which has not been approved by the Board of Directors of Stilwell, Stilwell will give prompt written notice of such Change in Control of Stilwell to Employee and will at the request of Employee purchase from Employee and Employee shall sell to Stilwell, any and all of the Company Shares owned by Employee at the fair market value of such shares on the date of such notice by Stilwell, as determined in accordance with Section 11(d) of this Agreement. Employee may exercise such right within six months after Employee is notified by Stilwell of the Change in Control of Stilwell. The closing of any such purchase of Shares shall occur at such time and place as the parties to such sale may agree, but in any event within thirty days after the exercise of such option.

For purposes of this paragraph, the term "Change in Control of Stilwell" shall mean the earlier to occur of the following:

                  (A) less than 75% of the members of the Board of Directors of Stilwell shall be individuals who were members of the Board on the date of this Agreement or individuals whose election, or nomination for election by Stilwell's stockholders, was approved by a vote of at least 75% of the members of the Board in office prior to such election or nomination; or

                  (B) any "person" (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) shall have become, without the prior approval of at least 75% of the members of the Board of Directors of Stilwell then still in office who were members of such Board on the date of this Agreement or whose election or nomination for election by Stilwell's stockholders was approved by a vote of at least 75% of the members of the Board in office at any time after the date of this Agreement, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of Stilwell representing 25% or more (calculated in accordance with Rule 13d-3) of the combined voting power of Stilwell's then outstanding voting securities, and such person shall have filed a proxy statement, or tender offer materials, or any other statement or schedule with the Securities and Exchange Commission, indicating an intention to acquire control of Stilwell.

12. LEGEND. Certificates for the Shares shall bear a legend substantially to the following effect:

                      NOTICE OF RESTRICTIONS ON TRANSFER
                      ----------------------------------

       The shares of stock represented by this certificate are subject to restrictions on transfer as provided in the Restricted Stock Agreement, dated __________, _____, ______, among Janus Capital Corporation, Stilwell Financial Inc., and ____________ a copy of which is on file with the Secretary of Janus Capital Corporation.

Certificates representing the Shares may contain such further legends and transfer restrictions as the Company shall deem reasonably necessary or desirable, including, without limitation, legends restricting transfer until there has been compliance with federal and state securities laws.

13. APPROVAL AND ADMINISTRATION. This Agreement and all benefits granted hereunder have been approved by the Company's Compensation Committee. This Agreement shall be administered by the Compensation Committee. Prior to a Change in Control of the Company, all questions of interpretation and administration with respect to this Agreement shall be determined in good faith by the Compensation Committee in its discretion, and its determination shall be final and conclusive upon all parties in interest; on and after a Change in Control, any dispute or disagreement between the Company and the Employee with respect to any matter arising under this Agreement shall not be determined in the discretion of the Compensation Committee but instead shall be determined objectively based on the actual relevant circumstances.


14. AMENDMENT. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in a writing signed by the parties to this Agreement. Any party may waive in writing any provisions of this Agreement affecting such party.

15. BINDING EFFECT. The provisions of this Agreement shall inure solely to the benefit of and be binding upon the parties hereto and their respective executors, heirs, legal representatives and successors. This Agreement shall not be assignable by the parties hereto except that Stilwell may assign its rights and obligations under this Agreement to any Affiliate of Stilwell, provided, unless Stilwell guarantees such Affiliate's performance hereunder, such Affiliate has shareholder's equity, as determined in accordance with generally accepted accounting principles in effect at such time, of at least $100,000,000 at the time of such assignment and such Affiliate assumes all of such obligations, and is bound by all of the provisions of this Agreement. Unless Stilwell guarantees such Affiliate's performance, such assignment shall relieve Stilwell of its obligations under this Agreement. Such Affiliate may then be divested, spun-off or otherwise disaffiliated with Stilwell, and such action will not constitute a breach of this Agreement.

16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to the provisions thereof relating to conflicts of law.

17. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the rights and restrictions on transfer of the Shares, and this Agreement supersedes all previous negotiations, commitments and writings.

19. CAPTIONS. All headings and captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20. NOTICES. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been fully given if delivered by hand or mailed, first class, postage prepaid, as follows:

      a.    if to the Company:

            Janus Capital Corporation
            100 Fillmore Street
            Denver, Colorado 80206
            Attention: General Counsel

      b.    If to Stilwell:

            Stilwell Financial Inc.
            114 West Eleventh Street
            Kansas City, Missouri 64105
            Attention: President


            If to Employee:

            ---------------------------
            ---------------------------
            ---------------------------

21. WAIVER. No delay or omission by either party in exercising any right provided in this Agreement shall be construed to be a waiver of such right or of any succeeding rights or of any other obligations or agreements contained in this Agreement.

22. SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be impaired in any way. The parties have executed this Agreement as of the date first above written.

                            JANUS CAPITAL CORPORATION


                            By:
                                -------------------------------------------
                                Name:
                                Title:


                            STILWELL FINANCIAL INC.


                            By:
                                -------------------------------------------
                                Name:
                                Title:


                            EMPLOYEE:


                                 ------------------------------------------